Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
CLEAN DIESEL TECHNOLOGIES, INC. ANNOUNCES CLOSING OF MERGER
AND REVERSE STOCK SPLIT
BRIDGEPORT, CT., October 15, 2010. Clean Diesel Technologies, Inc. (“CDTI”) (Nasdaq: CDTI), a cleantech emissions reduction company, announced today that it has completed its merger with Catalytic Solutions, Inc., which was approved by stockholders on October 12, 2010.
In parallel with this transaction CDTI completed a $1.0 million capital raise through the sale of common stock and warrants pursuant to a Regulation S offering.
Clean Diesel also today announced it filed a certificate of amendment to implement a one-for-six reverse stock split of the Company’s common stock. The reverse stock split, which was previously approved by the Company’s Board of Directors and stockholders, will take effect at 4:30 pm EDT on Friday, October 15, 2010. Trading of Clean Diesel’s common stock on the NASDAQ Global Market is expected to continue, on a reverse stock split-adjusted basis, commencing with the opening of the markets on Monday, October 18, 2010.
Catalytic Solutions shareholders will receive in the aggregate approximately 2.3 million shares and warrants to purchase approximately 667,000 shares of Clean Diesel common stock, after taking into account the reverse stock split. Clean Diesel stockholders will receive one new Clean Diesel share for every six shares that they held prior to the split, and will receive cash in lieu of any fractional shares. After the merge and reverse stock split, the number of shares of the Company’s common stock outstanding will be reduced to approximately 3.8 million shares.
To indicate that the reverse stock split has occurred, a “D” will be added to the Company’s trading symbol, such that post-split common stock will trade under the symbol “CDTI.D” beginning on October 18, 2010 for a period of 20 trading days, after which the Company’s common stock will resume trading under the symbol “CDTI.” The CUSIP number for the Company’s post-split common stock will be 18449C 401.
American Stock Transfer Company (AST) is acting as exchange agent for the reverse split. As soon as practicable, AST will provide registered holders with a letter of transmittal providing instructions for the exchange of their certificates. The shares owned by beneficial holders (who hold their shares in “street name”) will automatically be adjusted to reflect the reverse stock split, subject to brokers’ particular processes.
For more information regarding the Company’s reverse stock split, please refer to the definitive proxy statement filed by the Company with the Securities and Exchange Commission on September 23, 2010.
Clean Diesel Technologies, Inc. * 10 Middle Street, Suite 1100 * Bridgeport CT 06604 * 203-416-5290
www.cdti.com

Clean Diesel Technologies, Inc.
Clean Diesel Technologies (Nasdaq: CDTI) is a cleantech company providing sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. Clean Diesel’s patented technologies and products allow manufacturers and operators to comply with increasingly strict regulatory emissions and air quality standards, while also improving fuel economy and power.
CDTI’s solutions significantly reduce emissions formed by the combustion of fossil fuels and biofuels (without increasing secondary emissions such as nitrogen dioxide, NO2), including particulate matter (PM), nitrogen oxides (NOx), carbon monoxide (CO) and hydrocarbons (HC). As a result, they are effective for: OEMs, Tier 1 suppliers and retrofit providers; businesses entering the emissions control market seeking solutions and expertise; operators requiring compliant emissions solutions; fuel, biofuels and additive suppliers seeking low emissions and energy efficient products; and regulators creating public policy. Clean Diesel’s solutions, therefore, are ideal for such markets as: on-road vehicles, construction, mining, agriculture, port/freight handling, locomotive, marine, and power generation.
Clean Diesel develops and manages intellectual property from original concept to full-scale commercial deployment. Building on its more than 200 granted and pending patents, its offerings include ARIS® selective catalytic reduction (SCR); the patented combination of SCR and exhaust gas recirculation (EGR); hydrocarbon injection for emissions control applications; Platinum Plus® Fuel-Borne Catalyst (FBC); the Purifier™ family of particulate filter systems; and its wire mesh filter particulate filter technologies. CDTI was founded in 1995 and is headquartered in Bridgeport, Connecticut. A wholly-owned subsidiary, Clean Diesel International, LLC is based in London, England. For more information, please visit www.cdti.com.
Safe Harbor
Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in the company’s filings with the U.S. Securities and Exchange Commission, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
###
Contact Information:
Nikhil Mehta, Chief Financial Officer
Tel: +1 (805) 639-9458
Clean Diesel Technologies, Inc. * 10 Middle Street, Suite 1100 * Bridgeport CT 06604 * 203-416-5290
www.cdti.com

2